Exhibit 10.14
FORM OF RELEASE
AGREEMENT AND GENERAL RELEASE
     WCI Steel, Inc., its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Patrick G. Tatom (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:
     1. Last Day of Employment. Executive’s last day of employment with Employer is July 6, 2007. In addition, effective as of July 6, 2007 Executive resigns from the Executive’s position as President and Chief Executive Officer and as a Director and will not be eligible for any benefits or compensation after July 6, 2007, other than as specifically provided in Article VI of the Executive Employment Agreement between Employer and Executive dated as of June 19, 2006 (the “Employment Agreement”). Executive further acknowledges and agrees that, after July 6, 2007, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of July 6, 2007, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.
     2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 6.5(b) of the Employment Agreement.
     3. Revocation. Executive may revoke this Agreement and General Release for a period of fifteen (15) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s Chief Financial Officer, or his/her designee, or mailed to Employer at its principal executive offices in Warren, Ohio to the attention of its Chief Financial Officer, and postmarked within fifteen (15) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Ohio, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     4. General Release of Claim. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
     • The National Labor Relations Act, as amended;
     • Title VII of the Civil Rights Act of 1964, as amended;

     • The Civil Rights Act of 1991;
     • Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
     • The Employee Retirement Income Security Act of 1974, as amended;
     • The Immigration Reform and Control Act, as amended;
     • The Americans with Disabilities Act of 1990, as amended;
     • The Age Discrimination in Employment Act of 1967, as amended;
     • The Older Workers Benefit Protection Act of 1990;
     • The Worker Adjustment and Retraining Notification Act, as amended;
     • The Occupational Safety and Health Act, as amended;
     • The Family and Medical Leave Act of 1993;
     • Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Ohio;
     • Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
     • Any public policy, contract, tort, or common law; or
     • Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
     Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (ii) Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iii) Employee’s rights as a stockholder.
     5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.
     6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Section 6 of the Employment Agreement. Employee also affirms Executive has no known workplace injuries.
     7. Cooperation; Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer. Employee represents that Executive has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and any home communication and security equipment as well as Executive’s rolodex and other address books.
     8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Ohio without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.
     9. Nonadmission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.
     10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
     11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement shall survive and continue in full force and effect. Employee acknowledges that the Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.
          EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
          EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
          HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.
          IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:
WCI Steel, Inc.,
a Delaware corporation

By:	/s/ Cynthia Bezik Name: Cynthia Bezik	/s/ Patrick G. Tatom Patrick G. Tatom
Title: Chief Financial Officer

Date:	July 6, 2007	Date: July 6, 2007